UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2005

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2005, we completed the sale of $315 million aggregate principal amount of our 3.25% convertible subordinated notes due 2012 (the “Notes”), pursuant to the terms of a Purchase Agreement, dated as of September 22, 2005 (the “Purchase Agreement”) among us and the initial purchasers named therein (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Initial Purchasers exercised their option to purchase an additional $40 million principal amount of such Notes for an aggregate principal amount of $315 million.

The Notes bear interest at a rate of 3.25% per annum and will be convertible into shares of our common stock at an initial conversion rate of 46.4727 shares per $1,000 principal amount of Notes (subject to adjustment in certain circumstances), which is equivalent to an initial conversion price of approximately $21.52 per share. If a holder of the notes elects to convert notes in connection with certain fundamental changes to our company, such holder may also be entitled to receive a make-whole premium upon conversion in certain circumstances.

The Notes are subordinated to all of our present and future senior debt.

Beginning on September 28, 2008 we may redeem the notes in whole or in part at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to but not including the redemption date if the closing price of our common stock as exceeded 150% of the conversion price of the Notes for at least 20 trading days in any consecutive 30-day trading period ending on the trading day before the date of mailing of the provisional redemption notice.

Pursuant to a Registration Rights Agreement dated as of September 28, 2005 by and between us and the Initial Purchasers, we have agreed to file a shelf registration statement with respect to the resale of the Notes and the common stock issuable upon conversion thereof. In the event we fail to comply with our obligations under the Registration Rights Agreement, we will pay additional interest on the Notes.

The Notes were issued under an indenture between us and J.P. Morgan Trust Company, National Association, as trustee.

We have agreed with a limited number of holders of our outstanding convertible noted due 2007 to repurchase approximately $71 million in aggregate principal amount of such notes. We are using a portion of the proceeds from the sale of the Notes to complete these repurchases.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 is hereby incorporated into Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 is hereby incorporated by reference into this Item 3.02.

The company sold the Notes to the Initial Purchasers under an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”). The Notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Both the exemption under Section 4(2) of the Securities Act for the initial sale of the Notes and the Rule 144A exemption for resale are based upon the representations of the Initial Purchasers in the Purchase Agreement that, among other things, the Initial Purchasers would offer the Notes for resale in the United States solely to qualified institutional buyers under the Securities Act, and in compliance with the other provisions of Rule 144A.

The Notes were offered by the Initial Purchasers as a price of 100.0% of the principal amount of the Notes. The aggregate discount provided to the Initial Purchasers was $8,977,500. Our expenses related to the offer and sale of the Notes are expected to be approximately $325,000.

Item 7.01. Other Events and Required FD Disclosure

On September 27, 2005, Nektar Therapeutics announced that initial purchasers have exercised their option to purchase an additional $40 million of Nektar’s 3.25% convertible subordinated notes due in 2012 pursuant to a purchase agreement dated September 22, 2005. This purchase increased the aggregate principal amount of 3.25% convertible subordinated notes sold in the offering to $315 million. The offering of the notes was made to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The offering closed on September 28, 2005.

Nektar’s press release, dated September 27, 2005, titled “Nektar Announces Exercise of Option to Purchase $40 Million of Convertible Subordinated Notes” is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
4.1	Indenture dated September 28, 2005 by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, including the form of 3.25% Convertible Subordinated Notes due 2012 attached as an exhibit thereto.

4.2	Registration Rights Agreement dated September 28, 2005, by and between Nektar Therapeutics and the Initial Purchasers.

10.1	Purchase Agreement dated September 22, 2005 by and between Nektar Therapeutics and the Initial Purchasers.

99.1	Press Release titled “Nektar Announces Exercise of Option to Purchase $40 million of Convertible Subordinated Notes.”

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Nevan Elam
Nevan Elam Senior Vice President Corporate Operations and General Counsel

Date:	September 28, 2005